Exhibit 14.1

INTRODUCTION

eXp World Holdings, Inc., together with its subsidiaries, is committed to fostering an industry leading work atmosphere for its employees, directors and officers. Our Code of Business Conduct and Ethics is an important part of cultivating and ensuring open communication, a positive community and a legally compliant business environment. The Company has issued this Code, which applies to all Participants, to deter wrongdoing and to promote:

•	Honest and ethical conduct by all Participants, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or furnishes to the U.S. Securities and Exchange Commission (the “SEC”) and in the Company’s other public communications;

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Compliance with applicable laws, rules and regulations (collectively, “Applicable Laws”), including applicable federal and state securities laws, rules and regulations (collectively, “Securities Laws”);

•	Promote the protection of Company assets, including corporate opportunities and confidential information;
•	Promote fair dealing practices;
•	The prompt internal reporting of any violations of this Code to an appropriate person at the Company; and
•	Accountability for adherence to the Code.

The effectiveness of this Code depends in part on the cooperation of all Participants in promptly disclosing to the appropriate person(s) within the Company any conduct believed to violate its standards. The Company has established procedures to ensure that Participants may report any suspected violations anonymously, and that all reports will be investigated. The Company requires the reporting of any potential violation of this Code and incentivizes this through a policy of non-retaliation for reports made in good faith.

The Company seeks to promote and maintain a culture of compliance with all Applicable Laws and the highest standards of business conduct. Everyone at the Company should promote this culture of compliance. Violators shall be subject to discipline, as deemed appropriate by the Company in its sole discretion, including immediate termination of employment. This Code is neither a contract nor a comprehensive manual that covers every situation that a Participant might encounter. If you have any questions about the provisions of this Code, or about how you should conduct yourself in a particular situation, you should consult your supervisor or department head, the Company’s Chief Executive Officer or General Counsel.

STANDARDS OF CONDUCT

Conflicts of Interest and Corporate Opportunities

You must ensure that any financial, business or other activities in which you are involved outside the workplace are free of conflicts with your responsibilities to the Company. A “conflict of interest” may occur when your private interest in any way interferes — or even appears to interfere — with the interests of the Company. A conflict situation may arise when a person has interests that could impair the objective performance of his or her duties to the Company. Conflicts of interest also may arise when a person (or his or her family member) receives improper personal benefits as a result of his or her position in the Company.

You must disclose to the Company any matter that you believe might raise doubt regarding your ability to act objectively and in the Company’s best interest. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

•	Any loan by the Company to any Participant or guarantee by the Company of any personal obligation of a Participant;
•	Employment by or acting independently as a consultant to or agent of a Company competitor, customer, supplier or other business partner;
•	Directing Company business to any person in which an employee or close family member has a substantial interest;
•	Owning, or owning a substantial interest in, any competitor, customer, supplier or other business partner of the Company;
•	Using Company assets, intellectual property or other resources for personal gain; and
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Accepting anything of more than nominal value — such as gifts, discounts or compensation — from a person that does or seeks to do business with the Company, other than routine entertainment and meals that are business related.

Directors and officers must disclose any actual or potential conflict situation to the Chief Executive Officer and Audit Committee of the Board of Directors. Employees who are not officers must disclose all such situations of which they are aware to an appropriate supervisor or department head, to the Chief Executive Officer or General Counsel. All supervisors and department heads who receive such reports must forward them promptly to the Company’s Chief Executive Officer or General Counsel.

You owe a duty to the Company to advance its legitimate interests. This means that you may not:

•	Take for yourself corporate opportunities that are discovered through the use of Company property, information or position without first offering such opportunities to the Company;
•	Use corporate property, information or position for personal gain; or
•	Compete with the Company.

Directors and officers of the Company must adhere to their fundamental duties of good faith, due care, and loyalty owed to all stockholders, and to act at all times with the Company’s and its stockholders’ best interests in mind. Any business arrangements or transactions with the Company in which any director or officer has a direct or indirect material financial interest must be approved by the Company’s Board of Directors or as required by applicable law and regulations and consistent with the Company’s policies.

Confidentiality

You must maintain the confidentiality of business, technical or other information entrusted to you by the Company, its customers or business partners, except when disclosure is authorized or required by law. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, its customers or business partners if disclosed. This obligation is in addition to the requirements of any confidentiality agreement that you may have entered into with the Company.

Fair Dealing

You must act fairly, honestly, and in good faith in any dealings on behalf of the Company with any of its customers, suppliers, competitors, employees and other business partners. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Company Assets

You must protect and seek to ensure the authorized use of Company assets, which includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. You should protect against the improper disclosure, theft or misuse of the Company’s intellectual and physical property. Unauthorized or improper disclosure, theft or misuse of any such Company property could be illegal and result in civil or criminal penalties and may result in disciplinary measures, including termination of employment. The Company’s assets, including e-mail and all computer systems, should be used only for the Company’s legitimate business purposes. The content of the Company’s electronic communication infrastructure (e-mail, voicemail, Internet access) is not protected by any right of personal privacy, and the Company may access and monitor it at any time without notice.

Compliance with Laws, Rules, and Regulations

The Company is committed to compliance with Applicable Laws. The Company also maintains policies regarding such matters as insider trading that are available from the Company’s Chief Financial Officer.

Each director, officer and employee must comply, both in letter and spirit, with all applicable laws, rules and regulations everywhere the Company operates. Although not all participants are expected to know the details of all Applicable

Laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions or concerns about compliance issues should be raised by any of the means indicated under “Reporting and Enforcement Mechanisms” below.

Dealing with Government Employees

Participants must respect the laws and regulations that affect government employees in any dealings with them. In dealing with federal or state government employees, this means not providing or offering to provide anything of value — even normal business courtesies such as paying for lunch. Participants must always be honest when dealing with government employees. This means not guessing or speculating if asked a question. No director, officer or employee may make any false certification to a government employee. The Company’s Chief Executive Officer must be consulted prior to offering employment to anyone who is a government employee.

Payments to Government Officials

No payment may be made by the Company to any government official for the purpose of influencing any of the official’s acts or decisions, or inducing the official to use personal influence to affect any governmental act or decision. “Payment” means a transfer of money, a gift, or an offer or promise to give anything of value, whether made directly or indirectly, through trade associations, agents, consultants or others. “Government Official” includes an officer or employee or any person acting for or on behalf of a government or a government unit.

U.S. Foreign Corrupt Practices Act

Many countries have laws that prohibit the payment of bribes to government officials. The U.S. Foreign Corrupt Practices Act (“FCPA”) also prohibits the Company from making payments to officials of governments outside the United States for the purpose of obtaining favorable government action or keeping government business. Specifically, this law prohibits the Company from directly or indirectly offering, promising to pay, or paying money or anything of value to government officials for the purpose of:

•	Influencing the acts or decisions of the official,
•	Inducing the official to act or failing to act in violation of his or her duties, or
•	Inducing the official to use his or her influence to assist in obtaining or retaining business for or directing business to any person.

The law also prohibits using intermediaries (for example, foreign affiliates, agents and consultants) to channel payments to government officials for the same purposes. This law applies to the Company and all employees and agents of the Company, regardless of their residence or nationality. The Company expects its employees to refuse to make questionable payments. Furthermore, employees are not to engage in any lobbying activity that may be construed as being on behalf of or in connection with the Company. Any proposed payment or gift to a government official or lobbying activity that may be construed as being on behalf of or in connection with the Company must be reviewed and approved in advance by calling the Company’s General Counsel. Employees should be aware that they do not actually have to make the payment to violate the Company’s policy or the law, as merely offering, promising or authorizing it is sufficient.

Compliance with Securities Laws

The primary objective of the Securities Laws is to ensure that the public has accurate and complete information on which to base investment decisions. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments as well as the Company’s independent public accountants and counsel. Each director, officer and employee who is involved in the Company’s disclosure process must:

•	Be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and
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Take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

If you obtain information that causes you to believe that the Company’s books or records are not being maintained, or that its financial condition or results of operations are not being disclosed, in accordance with the Company’s financial reporting and disclosure controls and procedures, you must report the matter directly as required by the Company’s Whistleblower Policy.

In order to comply with its public disclosure obligations, the Company limits to a select group of executives the responsibility of dealing with stockholders, investors and securities analysts. Any inquiries from stockholders, investors or analysts should be promptly referred to the Company’s Chief Executive Officer.

To promote compliance with applicable Securities Laws, the Company has adopted an Insider Trading Policy, which applies to all of the Company’s directors, officers, employees, consultants and contractors and governs transactions involving the Company’s securities.

Health and Safety

The Company is committed to providing safe and healthful working conditions for its employees, contractors and visitors. The Company will conduct all operations and activities in a manner that protects human health and the quality of life. The Company recognizes that the responsibilities for safe and healthful working conditions are shared in the following ways:

•	The Company will establish and implement health and safety programs and policies, and provide the safeguards required to ensure safe and healthful conditions;
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Supervisors and managers will create an environment where employees have genuine concern for safety and all operations are performed with the utmost regard for the safety and health of all personnel involved; and

•	All employees are expected to conduct their work in a safe manner and comply with all health and safety programs, policies, procedures and laws.

No employee may bring a firearm, weapon or explosive substance into the workplace. The prohibition on firearms and weapons does not apply to security guards who are licensed and expressly authorized to carry a firearm or weapon.

Discrimination and Harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.  Examples of prohibited conduct include derogatory comments based on race, gender, ethnicity or sexual preference and unwelcome sexual advances.

Media Relations and Speaking Publicly

Since the Company’s reputation is one of its most important assets and because of the need to provide honest and consistent responses to the media, all inquiries and contacts from the media should be directed to the Chief Executive Officer. You should refer all media inquiries to the Chief Executive Officer and you should make no comments on behalf of the Company, whether officially or “off the record.” All press releases concerning the Company may be issued only with the approval of the Chief Executive Officer or, in his absence, the Chief Financial Officer.

You may not publish or post any material in written or electronic format (including articles, social media postings, blogs, videos or other media), give interviews or make public appearances that disclose confidential Company business-related information such as information concerning the Company’s technologies, services or business partners, without prior approval from your supervisor. Employees communicating in any public venue or forum without approval must not give the appearance of speaking or acting on the Company’s behalf.

Cybersecurity

The Company has a strong commitment to information security and the prevention of cyber-attacks. This commitment is vitally important to sustaining compliance and competitiveness, and protecting our reputation in the marketplace. Security controls are in place and reviewed regularly to protect against emerging cyber threats. The Company reserves the right, without notice, to monitor the use of the Company information systems in order to, among other things, ensure the integrity of the systems and identify unauthorized use, access or release of Company data and systems.

You are personally responsible for knowing and complying with the Company’s information security policies and practices and those of third-parties that apply to the Company. The inappropriate use of information technology or data may expose the Company to risks, including cyber-attacks and security breaches of information technology. Do not intentionally compromise or subvert the Company’s cybersecurity controls. You must be careful when handling information tools and systems in order not to inadvertently allow unauthorized access to confidential information. You must report any suspected cybersecurity exposures or incidents to your manager and the IT Department immediately.

WHISTLEBLOWER POLICY

Anonymous Reporting and Enforcement Mechanisms

Among your most important responsibilities in this Company are the obligations to (1) comply with this Code and all Applicable Laws, including Securities Laws, and (2) report any situation or conduct you believe may constitute a possible violation of this Code or Applicable Laws.

If you should learn of a potential or suspected violation of this Code, you have an obligation to report the relevant information. This policy allows you to submit confidential, anonymous complaints through any of the methods set forth below.

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Telephone hotline: Call (866) 259‑2738 to submit your complaint. The number is a recorded line on which a caller can confidentially leave his/her complaint and any information related to the complaint. You need not leave your name or other personal information. The investigation that follows from this call will be conducted in a manner that protects the confidentiality and anonymity of the person making the call.

•	Secure web form: The Company’s confidential and anonymous financial concern hotline website, https://www.openboard.info/EXPI/.

You may address questions about ethics issues and raise any concerns about a possible violation of this Code or Applicable Laws to:

•	A supervisor or department head;
•	The Company’s Chief Executive Officer and/or
•	The Company’s General Counsel.

Frequently, a supervisor or department head will be in the best position to resolve the issue quickly. However, you also may raise any question or concern with any of the other persons listed above. You may do so orally or in writing and, if preferred, anonymously.

Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee. After receiving a report of an alleged prohibited action, the Audit Committee must promptly take all appropriate actions necessary to investigate.

If the issue or concern relates to the Company’s financial statement disclosures, accounting practices, internal controls or auditing matters or possible violations of the Securities Laws, you are required to promptly report it pursuant to the procedures set forth in this Whistleblower Policy. In accordance with this policy, such report may be anonymous.

Policy Against Retaliation

The Company will not tolerate retaliation in any form against any person who in good faith reports suspected violations of the Code, voices other ethical concerns or who is involved on the Company’s behalf in investigating or helping to resolve any such issue. The Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any employee for providing information, causing information to be provided or otherwise assisting in an investigation of any conduct that such person reasonably and in good faith believes constitutes a violation of this Code. Any acts of retaliation against an employee for any such conduct will be treated as a serious violation of this Code and may result in discipline, including immediate termination by the Company and/or criminal or civil sanctions. If you believe you have been subjected to such retaliation, you should report the situation as soon as possible to the Company’s Chief Executive Officer or General Counsel.

PENALTIES FOR VIOLATIONS

The Company is committed to taking prompt and consistent action in response to violations of this Code. Any covered person who violates the Code is subject to disciplinary action, including immediate termination. The Company will promptly internally investigate reports of suspected violations. It will evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, in its sole discretion, reporting the violation to authorities.

WAIVER/AMENDMENTS

Any of the Company’s Chief Executive Officer, General Counsel or Board of Directors may waive application of any provision of this Code for any persons other than a member of the Company’s Board of Directors or an executive officer. Only the Company’s Board of Directors may amend this Code or waive application of this Code for a director or an executive officer. Any waiver for a director or an executive officer shall be disclosed as required by SEC and Nasdaq Stock Market rules.

Adopted Effective Sept. 21, 2018

Receipt of Code of Business Conduct and Ethics

I have received a copy of the Code of Business Conduct and Ethics (the “Code”) of eXp World Holdings, Inc. (together with its subsidiaries, the “Company”) and acknowledge I have read and understand its contents. I understand my obligation to comply with this Code and with the law, and my obligation to report to appropriate personnel within the Company any and all suspected violations of this Code or of applicable laws, rules or regulations. I understand that the Company expressly prohibits any director, officer or employee from retaliating against any other such person for reporting suspected violations of the Code or of any laws, rules or regulations. I am familiar with all the resources that are available if I have questions about specific conduct, Company policies, or applicable laws, rules or regulations.

I understand that nothing contained in this Code may be construed as creating a promise of future benefits or a binding contract with the Company for benefits or for any other purpose.

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